Exhibit G

Members, Managers and Executive Officers

The following sets forth information with respect to the members, managers and executive officers of the Reporting Persons, as applicable. Capitalized terms used herein without definition have the meanings assigned thereto in the Schedule 13D to which this Exhibit G relates.

Name and Business Address	Principal Occupations and Name, Principal Business and Address of the Employing Organizations	Citizenship

Richard D. Parsons c/o Providence Equity Partners LLC, 9 West 57th Street, Suite 4700, New York, New York 10019	PIC Managing Member of PIC. PIC’s principal office is located at 52 Vanderbilt Avenue, Suite 401, New York, New York 10017.	United States

Providence Equity Partners LLC

Senior Advisor of Providence Equity Partners LLC, a private equity firm. The principal business address of Providence Equity Partners LLC is 9 West 57th Street, Suite 4700, New York, New York 10019.

Ronald S. Lauder c/o RSL Investments Corporation, 767 Fifth Avenue, Suite 4200, New York, New York, 10153

PIC

Member of PIC. PIC’s principal office is located at 52
Vanderbilt Avenue, Suite 401, New York, New York
10017.

RSL CAPITAL LLC

Sole member of RSL Capital LLC, a holding company for
various investments of Lauder and a member of PIC. The
principal business address is c/o RSL Investments
Corporation, 767 Fifth Avenue, Suite 4200, New York,
New York, 10153.

United States

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Non-executive Chairman of Central European Media
Enterprises Ltd., a media and entertainment company
operating in Central and Eastern Europe. The principal
office is located at O'Hara House, 3 Bermudiana Road,
Hamilton HM08, Bermuda.

Estée Lauder International and
Chairman of Clinique Laboratories,
Inc., divisions of The Estée Lauder
Companies, Inc. (“Estée Lauder”)

Chairman of the Board of Clinique Laboratories, Inc. The
principal business of Estée Lauder is one of the world’s
leading manufacturers and marketers of quality skin care,
makeup, fragrance and hair care products. Estée Lauder’s
principal business address is 767 Fifth Avenue, New
York, New York 10153.

Dana M. Reed c/o Pan-African Investment Company, LLC, 52 Vanderbilt Avenue, Suite 401, New York, New York 10017	PIC Co-Chief Executive Officer of PIC.	United States

David H. Gerson c/o Pan-African Investment Company, LLC, 52 Vanderbilt Avenue, Suite 401, New York, New York 10017	PIC Chief Financial Officer of PIC.	United States

RSL CAPITAL LLC

President of RSL Capital LLC, a holding company for
various investments of Lauder and a member of PIC. The
principal business address is c/o RSL Investments
Corporation, 767 Fifth Avenue, Suite 4200, New York,
New York, 10153.

Each of the members, managers and executive officers listed above in this Exhibit G disclaim beneficial ownership of all of the Shares and other securities of the Issuer included in this Schedule 13D, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.